Exhibit 99.1

News Release

Contact:    Sandi Noah                Paul DeSantis
Communications            Chet Fox
(216) 682-7011            Investor Relations
sandi.noah@omnova.com        (216) 682-7003

OMNOVA Solutions Grows First Quarter 2016 Adjusted EPS
to $0.04 Per Diluted Share, Up From a Loss of $0.01 Per Share Last Year

BEACHWOOD, OHIO, April 6, 2016 -

First Quarter 2016 Highlights

•
For first quarter 2016, the Company reported a net loss of $1.1 million, or $0.03 per share, compared with a loss of $3.2 million, or $0.07 per share, in 2015. First quarter results for both years included $3.5 million of pretax charges related to restructuring and other actions.

•	Adjusted Income From Continuing Operations for the 2016 first quarter grew to $1.9 million, compared with a loss of $0.6 million in 2015. (See Tables A and B)

•	Adjusted Segment Operating Profit margins expanded by 240 basis points, to 8.2%, versus 5.8% in the first quarter of last year.

•	Adjusted trailing twelve month EBITDA increased to $81.3 million from $77.7 million at last year’s first quarter-end. (See Tables C and D)

•	The Company reduced its leverage as net debt-to-adjusted trailing twelve month EBITDA improved to 3.8x, compared to 4.2x at the end of last year’s first quarter.

•
After one quarter, the Company is on track to deliver another year of significant growth in Adjusted Diluted Earnings Per Share, driven by cost reductions, margin expansion and accelerated growth in key specialty businesses, offsetting expected market declines primarily in the North American paper market.

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OMNOVA Solutions Inc. (NYSE: OMN) today announced Adjusted Income From Continuing Operations increased to $1.9 million, or $0.04 per diluted share, for the first quarter ended February 29, 2016. This compares with a first quarter 2015 Adjusted Loss From Continuing Operations of $0.6 million, or a loss of $0.01 per share. (See Tables A and B) The first quarter, which starts December 1, has historically been the Company's slowest quarter due to seasonality. The $0.05 increase in adjusted earnings per share was driven primarily by year-over-year margin expansion and growth in higher-margin specialty businesses, partially offset by lower volumes in the oil & gas and North American paper and carpet markets.
During the first quarter of 2016, the Company recognized $3.5 million of pretax charges (approximately $2.0 million non-cash), primarily associated with the implementation of restructuring initiatives announced in 2015. These charges are not included in adjusted earnings from continuing operations (See Tables A and B) and result from plant closure actions; selling, general and administrative expense (SG&A) reduction initiatives; and the implementation of key process improvements.
“We are very pleased with the start to fiscal 2016," said Kevin McMullen, OMNOVA Solutions' Chairman and Chief Executive Officer. "We are beginning to see a number of the expected improvements from our aggressive 2015 repositioning of the Performance Chemicals business. These actions contributed to both an earnings increase and a deleveraging of our balance sheet during what is traditionally the slowest quarter of our fiscal year.
"Specifically, we achieved volume growth in a number of our key specialty businesses including laminates and films, specialty coatings, and construction materials, despite the overall sales decline as anticipated for the quarter. At the same time, overall adjusted segment margins improved by 240 basis points to 8.2% from 5.8% last year, driving an increase in adjusted pre-tax profit to $2.7 million from a loss of $0.9 million last year. Overall use of cash was $1.4 million in the first quarter of 2016, an improvement of $15.0 million as compared to last year’s use of $16.4 million. The improvement was driven in large part by $5.7 million in increased cash from operations. As a result of the favorable earnings and cash use, net leverage decreased to 3.8x adjusted EBITDA from 4.2x at the end of last year’s first quarter," said McMullen.
"Performance from our specialty businesses continues to improve. We were especially pleased with the progress in global specialty coatings, growing volumes by double digits in the first quarter. We are building on the solid commercial success in specialty coatings with the introduction of 5 new products at the American Coatings Show the week of April 11 in Indianapolis, Indiana. These products result from the Company's rejuvenated new product development process and include applications such as zero-VOC direct-to-metal paints, environmentally preferred commercial roof coatings, waterproofing membrane coatings, single-component garage floor coatings, and exceptionally durable, low maintenance floor finishes," McMullen continued.
"While not all of our specialty businesses exhibited growth during the first quarter, we anticipate improvement going forward, with more consistent volume and profit growth as our strengthened team

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and commercial processes continue to gain traction. At the same time, market conditions remain challenged in oil & gas, unfavorably impacting market demand in the quarter. Despite these challenges, our oil & gas business continues to provide attractive returns, allowing us to improve our competitive position in anticipation of an eventual market recovery," explained McMullen.
He continued, "As part of our focus on growing our specialty businesses, as well as increasing cash generation, OMNOVA divested its non-strategic Indian rubber manufacturing business during the first quarter of 2016 for $5.2 million in cash. OMNOVA will continue to serve the important Indian market with our higher-margin specialty products through a locally-based sales force.
"We continued to make good progress on improving the profitability of paper and carpet chemicals (part of our Performance Materials product line) through cost reduction actions and recently implemented pricing initiatives designed to move these businesses closer to acceptable margin levels. In Performance Materials overall, volume was down from last year's first quarter as expected. However, we believe we have changed the trajectory in terms of profitability as evidenced by the third consecutive quarter of year-over-year profit growth and increased cash generation. At the end of the first quarter, we ceased manufacturing activity at our Calhoun, Georgia facility as planned, positioning the second quarter for continued margin expansion in Performance Materials,” said McMullen.
"Our actions are closely tied to the execution of our strategic priorities of (1) accelerating growth in our higher-margin specialty businesses, (2) improving profitability and cash generation from our Performance Materials businesses, (3) improving return on assets, and (4) deploying a balanced capital allocation policy. Our improvement actions in Performance Chemicals have included refocusing resources on higher margin specialty products; closing two plants; repurposing manufacturing capacity; reducing the size of our workforce; re-engineering our processes to more effectively develop, market and sell products; and strengthening the capabilities of our commercial team. At the same time, we continue to successfully execute our strategy in our Engineered Surfaces segment. During the first quarter, OMNOVA launched exciting new laminate and film products that will ramp up over the coming quarters with three market leading companies whose applications go into large new construction and refurbishment market applications. Likewise, our global coated fabrics business has won a number of new specifications with China automotive OEMs for vehicle interior applications that will be ramping up in the second half of 2016,” McMullen concluded.

Consolidated Results for the First Quarter of Fiscal 2016
Net sales for the first quarter decreased $31.6 million, or 15.3%, to $175.3 million, compared with $206.9 million for the comparable quarter last year. The Company's divestiture of its Indian operation in early February 2016 resulted in $2.3 million in reduced sales versus the 2015 first quarter. Also contributing to the lower sales were volume declines of $13.1 million, or 6.3%, primarily related to the unfavorable conditions in paper, carpet and oil & gas, partially offset by improved volumes in North American laminates, specialty coatings, construction materials, tire cord and antioxidants; $11.5 million,

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or 5.6%, of reduced pricing, driven primarily by contract-based index pricing in certain markets tied to raw material price declines; and $4.7 million, or 2.3%, of negative currency translation effects, primarily from the euro and Thai bhat.
Gross profit in the first quarter of 2016 was up 510 basis points to $44.3 million, or 25.3% of net sales, compared to $41.7 million, or 20.2% of net sales, in the comparable quarter last year. The increase in gross profit was due to higher margins from pricing, cost reduction initiatives and favorable mix, partially offset by the decline in volumes and the effect of foreign exchange.
SG&A in the first quarter of 2016 declined to $28.3 million from $29.8 million in the first quarter of 2015, primarily reflecting the overall impact of the cost reduction initiatives including the reduction of pension expense, partially offset by increased investments in sales and marketing resources to support the higher-margin specialty lines of business.
Interest expense in the first quarter of 2016 was $5.8 million, down $1.0 million from the comparable quarter last year, reflecting the Company's efforts to reduce outstanding debt balances. The Company prepaid $50 million of debt in the fourth quarter of fiscal 2015.
Other expense (income), net was income of $0.6 million for the first quarter of 2016, compared to expense of $2.4 million in the comparable quarter last year. Included in the first quarter of 2015 were expenses of $3.5 million related to the Company’s operational and key process improvement initiatives and other activities.
Income tax was an expense of $0.3 million in the first quarter of 2016, compared to a benefit of $1.2 million in the first quarter of 2015. The tax expense in the first quarter of 2016 was due primarily to losses in jurisdictions in which no tax benefit exists. Global cash tax payments in the 2016 first quarter amounted to $0.9 million. Cash tax payments in the U.S. over the next few years are expected to be minimal as the Company has approximately $107.4 million of U.S. federal net operating loss carryforwards and $112.4 million of state and local tax net operating loss carryforwards with expiration dates between 2021 and 2034.
Cash Used From Operations in the Company's seasonally weakest first quarter improved by $5.7 million, to $1.7 million, in 2016, compared to $7.4 million used last year, primarily reflecting improved earnings. Working capital days at quarter end were 74.6, compared with 77.3 days at the end of the 2015 first quarter. As a result of increased earnings and better use of cash, net leverage decreased to 3.8x adjusted EBITDA from 4.2x at the end of last year's first quarter.

Performance Chemicals Segment Results
Net sales during the first quarter of 2016 decreased $27.2 million, or 17.7%, to $126.1 million, compared with $153.3 million in last year's first quarter. The Company's divestiture of its Indian operation on February 5, 2016 resulted in $2.3 million in reduced sales versus the 2015 first quarter. The 2016 first quarter sales decrease was also due to reduced pricing of $11.2 million, or 7.3%, primarily from contract-based index pricing declines in certain markets related to the continuing decline of raw material costs;

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volume declines of $10.1 million, or 6.6%, driven primarily by weakness in paper, carpet and oil & gas; and unfavorable currency translation effects of $3.6 million. These declines were partially offset by volume increases in the Specialty Chemicals coatings and construction materials businesses, and in the Performance Materials tire cord and antioxidant businesses.
Despite the decline in sales, Adjusted Segment Operating Profit rose 54%, to $11.7 million, for the first quarter of 2016, compared to $7.6 million for the same period in 2015. (See Tables A and B) This was Performance Chemicals' fourth consecutive quarter of year-over-year improvement in Adjusted Segment Operating Profit. Adjusted Segment Operating Profit margins continued to increase during the quarter as favorable net inventory valuation adjustments, mix, cost reduction initiatives and lower raw material costs more than offset the lower selling prices and reduced volumes. The Company recorded an unfavorable net inventory valuation adjustment of $2.2 million for the first quarter of fiscal 2016, compared to an unfavorable net inventory valuation adjustment of $6.1 million in the year-ago quarter.
Volumes improved in key specialty markets including specialty coatings and construction materials. However, in total, Specialty Chemicals product line volumes declined modestly, primarily as a result of the negative impact of market conditions in oil & gas. Overall, Specialty Chemicals sales decreased $11.1 million, to $58.1 million, for the first quarter of 2016, compared with $69.2 million for the comparable period last year. The decrease was driven by $3.2 million of reductions in pricing, primarily associated with declining raw material costs; $5.7 million from lower volume, primarily associated with oil & gas and partially offset by certain higher-growth specialty product lines; and unfavorable currency translation effects of $1.9 million. For the quarter, the contribution to profit from Specialty Chemicals was up significantly year-over-year, reflecting margin increases, improved mix and cost reductions.
Performance Materials product line sales decreased $16.1 million, to $68.0 million, for the first quarter of 2016, compared with $84.1 million for the comparable period last year. The decrease from the prior year quarter was due to $8.0 million of reduced pricing tied to indexed contracts and lower raw material costs, $2.0 million from the sale of the Indian manufacturing operations, $1.7 million from unfavorable currency translation effects, and $4.4 million in lower volumes as expected. Despite the reduced volume, the contribution to profit from Performance Materials was positive and increased over the prior-year period as a result of cost reduction initiatives, pricing improvements and raw material cost declines. The benefits from the closure of the Company’s Calhoun, Georgia production facility are expected to begin during the second quarter of fiscal 2016 as manufacturing at that facility has ceased and has transitioned to the more modern and efficient Green Bay, Wisconsin plant.

Engineered Surfaces Segment Results
Net sales were $49.2 million during the first quarter of 2016, a decrease of $4.4 million, or 8.2%, compared with $53.6 million in the comparable quarter last year. Pricing and mix were slightly unfavorable, foreign currency translation was unfavorable by $1.1 million, and volume declined by $3.0

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million. The decreased volume was due primarily to lower sales in Thailand and China, partially offset by increased sales in laminates and films.
Adjusted Segment Operating Profit was $2.6 million for the first quarter of 2016, compared with $4.3 million last year. (See Tables A and B) The year-over-year decrease was due to an unfavorable net inventory valuation adjustment of $1.3 million for the first quarter of fiscal 2016, compared to a favorable net inventory valuation adjustment of $0.8 million in the year-ago quarter. Excluding the net inventory valuation adjustment in both periods, profitability increased quarter-over-quarter due primarily to margin expansion and favorable mix, partially offset by the coated fabrics volume declines, primarily in Asia.
Laminates and Performance Films product line sales grew to $31.5 million in the first quarter of 2016, a slight increase year-over-year. North American sales were up, with good growth in several key markets including kitchen & bath, food service and RV. Order backlog for North American laminates and films at the end of the 2016 first quarter was up approximately 9% over last year, reflecting a strong pipeline of opportunity from new customer wins.
Global Coated Fabrics product line sales were $17.7 million in the first quarter of 2016, down $4.5 million as compared with the same period last year. The decline was due primarily to continued weakness in Thailand and the Chinese automotive market. For the long term, the Company remains optimistic about the Chinese auto market, with expectations for future growth, and is making significant headway with new customers.

Outlook
The Company expects continued positive momentum for the remainder of fiscal 2016, with another year of significant growth in Adjusted Diluted Earnings Per Share. Key drivers of that increase are accelerated growth in the specialty businesses driven by the strengthened capabilities of OMNOVA's commercial team; margin expansion from cost reductions, mix improvement and pricing actions; and sustained profit growth from the Company's improving Performance Materials business.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Wednesday, April 6, 2016, at 9:00 a.m. ET. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the investor relations section of the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon ET, April 27, 2016. A telephone replay will also be available beginning at 1:00 p.m. ET on April 6, 2016, and ending at 11:59 p.m. ET on April 27, 2016. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 388916.

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Non-GAAP and Other Financial Matters

Reconciliation of Reported Segment Sales and Operating Profit to Net Sales and Net Income

	Three Months Ended
	February 29,	February 28,
(Dollars in millions)	2016	2015
Net Sales
Performance Chemicals
Performance Materials	$68.0	$84.1
Specialty Chemicals	58.1	69.2
Total Performance Chemicals	$126.1	$153.3
Engineered Surfaces
Coated Fabrics	$17.7	$22.2
Laminates and Performance Films	31.5	31.4
Total Engineered Surfaces	$49.2	$53.6
Inter-segment sales	—	—
Total Net Sales	$175.3	$206.9
Segment Operating Profit
Performance Chemicals	$8.0	$6.6
Engineered Surfaces	2.4	4.1
Interest expense	(5.8)	(6.8)
Corporate expense	(5.4)	(8.3)
(Loss) Income from Continuing Operations Before Income Taxes	(.8)	(4.4)
Income tax expense (benefit)	.3	(1.2)
Loss from continuing operations	(1.1)	(3.2)
Discontinued operations, net of tax	—	—
Net Loss	$(1.1)	$(3.2)
Depreciation and amortization	$9.6	$7.1
Capital expenditures	$6.1	$4.5

This Earnings Release includes Adjusted Segment Operating Profit, Adjusted Income From Continuing Operations, Adjusted Diluted Earnings Per Share, Adjusted EBIT, Net Debt and Adjusted EBITDA which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Management reviews the adjusted financial measures in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management also believes that the adjusted information is useful for providing investors with an understanding of the Company’s business and operating performance. Management excludes the items shown in the tables below because management does not consider them to be reflective of normal operations. These adjusted financial measurements are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to Segment Operating Profit, Net Income, Diluted Earnings Per Share or other measures of financial performance determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Presented on Tables C and D is the Company's Net Leverage Ratio calculation (Net Debt / Adjusted EBITDA). Presented on Table E is the Company's Adjusted Return on Invested Capital calculation (Adjusted Net Operating Profit After Tax / Total Debt and Equity). The tables below provide the reconciliation of these financial measures to the comparable GAAP financial measures.

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Three Months Ended February 29, 2016
					Table A

(Dollars in millions except per share data)	Performance Chemicals	Engineered Surfaces	Combined Segments	Corporate	Consolidated
Sales	$126.1	$49.2	$175.3	$—	$175.3

Segment Operating Profit / Corporate Expense	$8.0	$2.4	$10.4	$(5.4)	$5.0
Interest Expense	—	—	—	(5.8)	(5.8)
Income (loss) From Continuing Operations Before Income Taxes	8.0	2.4	10.4	(11.2)	(.8)
Management Excluded Items
Restructuring and severance	1.2	.4	1.6	—	1.6
Accelerated depreciation on production transfer	2.8	—	2.8	—	2.8
Operational improvements costs	—	—	—	—	—
Acquisition and integration related expense	—	—	—	—	—
Environmental costs	—	—	—	—	—
Vacation accrual adjustment	(.3)	(.3)	(.6)	(.2)	(.8)
Deferred Financing Fees written-off	—	—	—	—	—
Corporate Headquarters relocation costs	—	—	—	(.2)	(.2)
Asset impairment, facility closure costs and other	—	.1	.1	—	.1
Subtotal for Management Excluded Items	3.7	.2	3.9	(.4)	3.5
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$11.7	$2.6	$14.3	$(11.6)	$2.7
Tax Expense (30% rate)*					(.8)
Adjusted Income From Continuing Operations					$1.9
Adjusted Diluted Earnings Per Share from Adjusted Income from Continuing Operations					$.04

*Tax rate is based on the Company's estimated normalized annual effective tax rate

Adjusted segment operating profit from continuing operations as a % of sales	9.3%	5.3%	8.2%
Segment / Corporate Capital Expenditures	$4.0	$1.3	$5.3	$.8	$6.1

Adjusted segment operating profit / corporate expense from continuing operations before income taxes	$11.7	$2.6	$14.3	$(11.6)	$2.7
Unallocated Corporate Interest Expense	—	—	—	5.8	5.8
Segment / Consolidated Adjusted EBIT	11.7	2.6	14.3	(5.8)	8.5
Depreciation and Amortization excluding accelerated depreciation	5.0	1.5	6.5	.3	6.8
Segment / Consolidated Adjusted EBITDA	$16.7	$4.1	$20.8	$(5.5)	$15.3

Adjusted EBITDA as a % of sales	13.2%	8.3%	11.9%		8.7%

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Three Months Ended February 28, 2015
					Table B

(Dollars in millions except per share data)	Performance Chemicals	Engineered Surfaces	Combined Segments	Corporate	Consolidated
Sales	$153.3	$53.6	$206.9	$—	$206.9

Segment Operating Profit / Corporate Expense	$6.6	$4.1	$10.7	$(8.3)	$2.4
Interest Expense	—	—	—	(6.8)	(6.8)
Income (loss) From Continuing Operations Before Income Taxes	6.6	4.1	10.7	(15.1)	(4.4)
Management Excluded Items
Operational Improvements costs	1.0	—	1.0	.4	1.4
Environmental costs	—	.2	.2	—	.2
Shareholder activist costs	—	—	—	1.9	1.9
Subtotal for Management Excluded Items	1.0	.2	1.2	2.3	3.5
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$7.6	$4.3	$11.9	$(12.8)	$(.9)
Tax Expense (30% rate)*					.3
Adjusted Income From Continuing Operations					$(0.6)
Adjusted Diluted Earnings Per Share from Adjusted Income from Continuing Operations					$(.01)

*Tax rate is based on the Company's estimated normalized annual effective tax rate

Adjusted segment operating profit from continuing operations as a % of sales	5.0%	8.0%	5.8%
Segment / Corporate Capital Expenditures	$2.1	$2.0	$4.1	$.4	$4.5

Adjusted segment operating profit / corporate expense from continuing operations before income taxes	$7.6	$4.3	$11.9	$(12.8)	$(.9)
Unallocated Corporate Interest Expense	—	—	—	6.8	6.8
Segment / Consolidated Adjusted EBIT	7.6	4.3	11.9	(6.0)	5.9
Depreciation and Amortization excluding accelerated depreciation	5.2	1.5	6.7	.4	7.1
Segment / Consolidated Adjusted EBITDA	$12.8	$5.8	$18.6	$(5.6)	$13.0

Adjusted EBITDA as a % of sales	8.3%	10.8%	9.0%		6.3%

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Trailing Twelve Months Ended February 29, 2016
					Table C

(Dollars in millions except per share data)	Performance Chemicals	Engineered Surfaces	Combined Segments	Corporate	Consolidated
Sales	$580.9	$225.5	$806.4	$—	$806.4

Segment Operating Profit / Corporate Expense	$17.3	$17.2	$34.5	$(24.8)	$9.7
Interest Expense	—	—	—	(27.3)	(27.3)
Income (loss) From Continuing Operations Before Income Taxes	$17.3	$17.2	$34.5	$(52.1)	$(17.6)
Management Excluded Items
Restructuring and severance	5.5	1.9	7.4	.1	7.5
Accelerated depreciation on production transfer	8.6	—	8.6	—	8.6
Operational improvements costs	4.0	—	4.0	—	4.0
Acquisition and integration related expense			—	.4	.4
Environmental costs	2.8	—	2.8	—	2.8
Vacation accrual adjustment	(.3)	(.3)	(.6)	(.2)	(.8)
Deferred financing fees written-off			—	.6	.6
Corporate headquarters relocation costs			—	(.2)	(.2)
Other financing costs			—	1.0	1.0
Asset impairment, facility closure costs and other	18.4	1.7	20.1	.6	20.7
Subtotal for Management Excluded Items	39.0	3.3	42.3	2.3	44.6
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$56.3	$20.5	$76.8	$(49.8)	$27.0
Tax Expense (30% rate)*					(8.1)
Adjusted Income From Continuing Operations					$18.9
*Tax rate is based on the Company's estimated normalized annual effective tax rate.

Adjusted segment operating profit from continuing operations as a % of sales	9.7%	9.1%	9.5%
Segment / Corporate Capital Expenditures	$14.5	$7.8	$22.3	$3.2	$25.5

Adjusted segment operating profit / corporate expense from continuing operations before income taxes	$56.3	$20.5	$76.8	$(49.8)	$27.0
Unallocated Corporate Interest Expense	—	—	—	26.3	26.3
Segment / Consolidated Adjusted EBIT	56.3	20.5	76.8	(23.5)	53.3
Depreciation and Amortization excluding accelerated depreciation	20.9	6.0	26.9	1.1	28.0
Segment / Consolidated Adjusted EBITDA	$77.2	$26.5	$103.7	$(22.4)	$81.3

Adjusted EBITDA as a % of sales	13.3%	11.8%	12.9%		10.1%

Net Leverage
Total short and long-term debt					$356.1
Less Cash					(43.5)
Net Debt (Debt less Cash)					$312.6

Net Leverage Ratio**					3.8x

** The above calculation is not intended to be used for purposes of calculating debt covenant compliance.

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Trailing Twelve Months Ended February 28, 2015
					Table D

(Dollars in millions except per share data)	Performance Chemicals	Engineered Surfaces	Combined Segments	Corporate	Consolidated
Sales	$728.1	$240.4	$968.5	$(0.1)	$968.4

Segment Operating Profit / Corporate Expense	$40.7	$19.9	$60.6	$(23.7)	$36.9
Interest Expense	—	—	—	(32.0)	(32.0)
Income (loss) From Continuing Operations Before Income Taxes	$40.7	$19.9	$60.6	$(55.7)	$4.9
Management Excluded Items
Restructuring and severance	.5	—	.5	—	.5
Accelerated depreciation on production transfer	1.6	—	1.6	—	1.6
Operational improvements costs	1.0	—	1.0	.4	1.4
Environmental costs	1.0	.2	1.2	—	1.2
Gain on settlement of note receivable	—	(1.1)	(1.1)	—	(1.1)
Deferred financing fees written-off	—	—	—	.8	.8
Corporate headquarters relocation costs	—	—	—	.6	.6
Other financing costs	—	—	—	2.4	2.4
Shareholder activist costs	—	—	—	1.9	1.9
Asset impairment, facility closure costs and other	—	.1	.1	—	.1
Subtotal for Management Excluded Items	4.1	(.8)	3.3	6.1	9.4
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$44.8	$19.1	$63.9	$(49.6)	$14.3
Tax Expense (30% rate)*					(4.3)
Adjusted Income From Continuing Operations					$10.0
*Tax rate is based on the Company's estimated normalized annual effective tax rate.

Adjusted segment operating profit from continuing operations as a % of sales	6.2%	7.9%	6.6%
Segment / Corporate Capital Expenditures	$20.9	$7.3	$28.2	$1.3	$29.5

Adjusted segment operating profit / corporate expense from continuing operations before income taxes	$44.8	$19.1	$63.9	$(49.6)	$14.3
Unallocated Corporate Interest Expense	—	—	—	32.0	32.0
Segment / Consolidated Adjusted EBIT	44.8	19.1	63.9	(17.6)	46.3
Depreciation and Amortization excluding accelerated depreciation	24.6	6.1	30.7	0.7	31.4
Segment / Consolidated Adjusted EBITDA	$69.4	$25.2	$94.6	$(16.9)	$77.7

Adjusted EBITDA as a % of sales	9.5%	10.5%	9.8%		8.0%

Net Leverage
Total short and long-term debt					$410.4
Less Cash					(83.1)
Net Debt (Debt less Cash)					$327.3

Net Leverage Ratio**					4.2x
** The above calculation is not intended to be used for purposes of calculating debt covenant compliance.

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)

Table E - Adjusted Return on Invested Capital
	Trailing Twelve Months Ended	Twelve Months Ended
	February 29,	November 30,
Adjusted Net Operating Profit after Tax	2016	2015	2014
Adjusted Income from Continuing Operations	$18.9	$16.5	$12.9
Interest add back excluding debt premium	26.3	27.3	30.9
Tax Effect of Interest add back*	(7.9)	(8.2)	(9.3)
Total Adjusted Net Operating Profit after Tax	$37.3	$35.6	$34.5

Debt and Equity
Short-term Debt	$2.4	$2.5	$5.6
Senior Notes	150.0	150.0	200.0
Long-term Debt	203.7	204.2	206.4
Total Shareholders' Equity	114.8	109.1	150.5
Total Debt and Equity	$470.9	$465.8	$562.5

Adjusted Return on Invested Capital	7.9%	7.6%	6.1%

*Tax rate is based on the Company's estimated normalized annual effective tax rate

Notice on Forward-Looking Statements
This press release includes descriptions of OMNOVA’s current business, operations, assets and other matters affecting the Company, as well as “forward-looking statements” as defined by federal securities laws. All forward-looking statements by the Company, including verbal statements, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, debt and cash levels, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, claims and litigation, financial condition, and accounting policies among other matters. Words such as, but not limited to, “will,” “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” “committed,” and similar expressions or phrases identify forward-looking statements.
All descriptions of OMNOVA’s current business, operations and assets, as well as all forward-looking statements, involve risks and uncertainties. Many risks and uncertainties are inherent in business generally. Other risks and uncertainties are more specific to the Company’s businesses and strategy, or to any new businesses the Company may enter into or acquire. There also may be risks and uncertainties not currently known to the Company. The occurrence of any such risks and uncertainties

OMNOVA Page 13

and the impact of such occurrences is often not predictable or within the Company’s control. Such impacts could adversely affect the Company’s business, operations or assets, as well as the Company's results and the value of your investment in the Company. In some cases, such impact could be material. Certain risks and uncertainties facing the Company are described below or in the Company’s Quarterly Report on Form 10-Q and Annual Report on Form 10-K.
All written and verbal descriptions of OMNOVA’s business, operations and assets and all forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risks, uncertainties, and cautionary statements contained and referenced herein. All such descriptions and any forward-looking statement speak only as of the date on which such description or statement is made, and the Company undertakes no obligation, and specifically declines any obligation, other than that imposed by law, to publicly update or revise any such description or forward-looking statements whether as a result of new information, future events or otherwise.
The Company's actual results and the value of your investment in OMNOVA may differ, perhaps materially, from expectations due to a number of risks and uncertainties including, but not limited to: (1) the Company's exposure to general economic, business, and industry conditions; (2) the risk of doing business in foreign countries and markets; (3) changes in raw material prices and availability; (4) the highly competitive markets the Company serves and continued consolidations among its customer base; (5) extraordinary events such as natural disasters, political disruptions, terrorist attacks and acts of war; (6) extensive and increasing governmental regulation, including environmental, health and safety regulations; (7) the Company's failure to protect its intellectual property or defend itself from intellectual property claims; (8) claims and litigation; (9) changes in accounting policies, standards, and interpretations; (10) the actions of activist shareholders; (11) the Company's inability to achieve or achieve in a timely manner the objectives and benefits of cost reduction initiatives; (12) the Company's ability to develop and commercialize new products at competitive prices; (13) the concentration of OMNOVA's Performance Chemicals business among several large customers; (14) the creditworthiness of the Company's customers; (15) the failure of a joint venture partner to meet its commitments; (16) the Company's ability to identify and complete strategic transactions; (17) the Company’s ability to successfully integrate acquired companies; (18) unanticipated capital expenditures; (19) risks associated with the use, production, storage, and transportation of chemicals; (20) information system failures and breaches in security; (21) continued increases in healthcare costs; (22) the Company's ability retain or attract key employees; (23) the Company's ability to renew collective bargaining agreements with employees on acceptable terms and the risk of work stoppages; (24) the Company's contribution obligations under its U.S. pension plan; (25) the Company's reliance on foreign financial institutions to hold some of its funds; (26) the effect of goodwill impairment charges; (27) the volatility in the market price of the Company’s common shares; (28) the Company's substantial debt position; (29) the decision to incur additional debt; (30) the operational and financial restrictions contained in the Company's

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indenture; (31) a default under the Company's term loan or revolving credit facility; and (32) the Company's ability to generate sufficient cash to service its outstanding debt.
OMNOVA Solutions provides greater detail regarding these risks and uncertainties in its 2015 Form 10-K and subsequent filings, which are available online at www.omnova.com and www.sec.gov.

OMNOVA Solutions Inc. is a global innovator of performance-enhancing chemistries and surfaces used in products for a variety of commercial, industrial and residential applications. As a strategic business-to-business supplier, OMNOVA provides The Science in Better Brands, with emulsion polymers, specialty chemicals, and functional and decorative surfaces that deliver critical performance attributes to top brand-name, end-use products sold around the world. OMNOVA’s sales for the last twelve months ended February 29, 2016 were $806 million. The Company has a global workforce of approximately 1,950. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.
Consolidated Statements of Operations
(In Millions, Except Per Share Data)
(Unaudited)

	Three Months Ended
	February 29,	February 28,
	2016	2015
Net Sales	$175.3	$206.9
Cost of goods sold	131.0	165.2
Gross Profit	44.3	41.7

Selling, general and administrative	28.3	29.8
Depreciation and amortization	9.6	7.1
Asset impairment	.4	—
Restructuring and severance	1.6	—
Interest expense	5.8	6.8
Other expense (income), net	(.6)	2.4
	45.1	46.1
(Loss) From Continuing Operations Before Income Taxes	(.8)	(4.4)
Income tax expense (benefit)	.3	(1.2)
(Loss) From Continuing Operations	(1.1)	(3.2)

Net Income	$(1.1)	$(3.2)

Income Per Share - Basic and Diluted
Basic and Diluted Loss Per Share	$(.03)	$(.07)

Weighted average shares outstanding - Basic and Diluted	44.0	46.1

OMNOVA SOLUTIONS INC.
Consolidated Balance Sheets
(In Millions, Except Per Share Data)

	February 29,	November 30,
	2016	2015
	(Unaudited)	(Audited)
ASSETS:
Current Assets
Cash and cash equivalents	$43.5	$44.9
Accounts receivable, net	102.1	105.3
Inventories	85.1	81.9
Prepaid expenses and other	16.0	18.8
Total Current Assets	246.7	250.9
Property, plant and equipment, net	212.9	214.9
Trademarks and other intangible assets, net	60.3	60.9
Goodwill	81.5	80.8
Deferred income taxes - non-current	68.2	67.8
Deferred financing fees	4.2	4.7
Other assets	3.8	7.2
Total Assets	$677.6	$687.2
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$2.4	$2.5
Accounts payable	65.9	72.0
Accrued payroll and personal property taxes	20.3	25.0
Employee benefit obligations	3.4	3.2
Accrued interest	4.0	1.1
Other current liabilities	3.4	8.7
Total Current Liabilities	99.4	112.5
Senior notes	150.0	150.0
Long-term debt - other	203.7	204.2
Postretirement benefits other than pensions	6.9	6.9
Pension liabilities	83.4	84.9
Deferred income taxes - non-current	10.5	9.5
Other liabilities	8.9	10.1
Total Liabilities	562.8	578.1
Shareholders’ Equity
Common stock - $0.10 par value; 135 million shares authorized, 48.3 million shares issued	4.8	4.8
Additional contributed capital	338.5	339.7
Retained deficit	(75.0)	(73.9)
Treasury stock at cost; 3.3 million and 3.5 million shares at February 29, 2016 and November 30, 2015, respectively	(23.9)	(25.6)
Accumulated other comprehensive loss	(129.6)	(135.9)
Total Shareholders’ Equity	114.8	109.1
Total Liabilities and Shareholders’ Equity	$677.6	$687.2

OMNOVA SOLUTIONS INC.
Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Three Months Ended
	February 29,	February 28,
	2016	2015
Operating Activities
Net loss	$(1.1)	$(3.2)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization	9.6	7.1
Amortization of deferred financing fees	.5	.5
Non-cash stock compensation expense	.6	.6
Provision for doubtful accounts	—	.1
Provision for obsolete inventories	.3	.4
Other	(.7)	—
Changes in operating assets and liabilities:
Accounts receivable	(2.1)	(.5)
Inventories	(7.1)	(6.2)
Other current assets	3.7	8.3
Current liabilities	(3.7)	(6.5)
Other non-current assets	(2.9)	(3.1)
Other non-current liabilities	1.5	(4.7)
Contributions to defined benefit plan	(.3)	(.2)
Net Cash (Used In) Operating Activities	(1.7)	(7.4)
Investing Activities
Capital expenditures	(6.1)	(4.5)
Proceeds from asset sales	5.2	—
Net Cash (Used In) Investing Activities	(0.9)	(4.5)
Financing Activities
Repayment of debt obligations	(.6)	(.6)
Short-term debt borrowings	—	5.5
Short-term debt payments	—	(6.5)
Purchase of treasury shares	—	(4.2)
Net Cash (Used In) Financing Activities	(.6)	(5.8)
Effect of exchange rate changes on cash	1.8	1.3
Net (Decrease) In Cash And Cash Equivalents	(1.4)	(16.4)
Cash and cash equivalents at beginning of period	44.9	99.5
Cash And Cash Equivalents At End Of Period	$43.5	$83.1